Exhibit 10.1

MASTER GEOPHYSICAL

DATA ACQUISITION AGREEMENT

This MASTER GEOPHYSICAL DATA ACQUISITION AGREEMENT (the “Master Agreement” or “Agreement”) is entered into this 1st day of June, 2012; between Armada Oil, Inc., having an office located at 10777 Westheimer Road, Suite 1100, Houston, Texas 77042 (hereinafter called “Company”) and Geokinetics USA, Inc. having an office at 1500 CityWest Blvd., Suite 800, Houston, Texas 77042 (hereinafter called “Contractor”). Company and Contractor may each be referred to herein as “Party” or collectively as “Parties”.

For and in consideration of the mutual covenants and promises of the Parties herein set forth, the Parties do hereby agree as follows:

1.           NATURE OF WORK

1.1         Contractor shall conduct, for the benefit of Company, field geophysical data acquisition surveys (the “Surveys” or the “Work”) and related services in search of subsurface geological formations and structures favorable to the accumulation of oil, gas and mineral deposits underlying those land or marine areas designated, from time to time, by Client and accepted by Contractor, all in accordance with the terms and conditions of this Agreement, and the applicable Supplemental Agreement.

1.2         Such Survey(s) shall be conducted by one or more geophysical crews, as may be agreed upon by Contractor and Company, in such a manner and subject to the terms and conditions as set forth herein and in the applicable Supplemental Agreement.

1.3         Nothing herein shall require Company to contract with Contractor or Contractor to accept assignments from Company to conduct Survey(s), except as may be agreed upon, from time to time, in an appropriate Supplemental Agreement.

2.          SUPPLEMENTAL AGREEMENTS

2.1         (General) Whenever Company requests, and Contractor agrees, to conduct a Survey on behalf of Company, Contractor and Company shall enter into separate Supplemental Agreements for each separate Survey so undertaken, which Supplemental Agreements shall be consecutively numbered for identification and shall provide the following:

(a)	The area(s) (state, county/parish, etc.) where the Survey(s) will be conducted (the “Area of Operations”).
(b)	The approximate commencement date, if applicable, of the Survey(s) (the “Commencement Date”).
(c)	The approximate period of time or number of miles (or square miles), if applicable, that will be required to complete the Survey(s).
(d)	The type of Survey(s) to be conducted. The equipment, instruments, personnel and other items (the “Crew”) which will be required for the Survey(s).

(e)          The parameters and other technical aspects of the Survey(s) and/or the processing of the Data acquired thereby.

(f)           The compensation to be paid Contractor for conducting the Survey(s) (the “Compensation”).

(g)          Any other matters of a business, operational or technical nature as may be agreed by the Parties.

2.2          (Crew Availability) It is recognized that difficulties in scheduling the activities of Contractor's geophysical crews may result in overlap or conflicts which prevent Contractor from providing geophysical Crews to conduct a particular Survey designated by Company at the time desired. Contractor shall make every reasonable effort to avoid such overlaps or conflicts in furnishing Company a geophysical Crew for any designated Survey. In the event of any such conflict, however, Contractor shall notify Company promptly after such Survey has been requested by Company that Contractor will be unable to conduct the Survey pursuant to Company’s time schedule. There shall then be, if feasible, at the election of Company, an agreed alternate date between Company and Contractor that shall be a firm date for commencement of the Survey by Contractor. If no such alternate date can be agreed upon, then Contractor shall thereafter have no obligations hereunder in connection with not conducting said Survey.

2.3          (Incorporation by Reference) Each Supplemental Agreement shall be incorporated herein by reference, and all terms and provisions of this Agreement shall apply to each Supplemental Agreement unless, in any particular Supplemental Agreement, any of the terms and conditions hereof are eliminated or modified for purposes of that Supplemental Agreement by specific reference to those terms and conditions hereof to be eliminated or modified. Any Supplemental Agreement incorporated herein and subject, thereby, to the terms and conditions hereof shall hereinafter be referred to as “Supplemental Agreement” or “Supplement.” This Master Agreement and any applicable Supplemental Agreements may collectively be referred to as “this Agreement.”

2.4          (Conflicting Terms) In the event of a conflict between any of the terms and conditions of this Master Agreement and those of any Supplemental Agreement, the appropriate terms of this Agreement shall govern and control, unless specifically provided to the contrary in any Supplemental Agreement, as provided above, or where a provision herein states that it is subject to or otherwise anticipates contrary terms of a Supplement. The fact that additional terms or provisions appear in one or the other document shall not, in and of itself, create a conflict.

3.           PERSONNEL, EQUIPMENT AND SUPPLIES

3.1          (General) The Contractor shall furnish, place in service and maintain, at its sole cost and expense, for the performance of Survey(s) hereunder, the Crew more particularly described in Supplemental Agreements annexed hereto.

3.2          (Additional/Different Personnel or Equipment) Changing operating conditions may require the Crew personnel and equipment set forth in said Supplemental Agreements to be increased, reduced or changed or the Area of Operations or the parameters of the Survey changed. Accordingly, Contractor shall, when authorized by Company, furnish such auxiliary or additional personnel, equipment, supplies and services or make such other changes as may be required in connection therewith all as more particularly set forth and described in the Supplemental Agreements or amendments thereto, which shall clearly set forth the additional compensation, if any, to be paid to the Contractor as a result of such changes.

4.          CONDUCT OF OPERATIONS

4.1          (Conduct of Operations by Contractor) In conducting operations hereunder, Contractor shall use its best efforts to conduct all operations hereunder in accordance with the terms and specifications of this Agreement (and those of the applicable Supplemental Agreement) and in conformance with generally accepted practices of the geophysical data acquisition industry. In particular, Contractor agrees that, in conducting operations under the terms hereof it will:

(a)	Enter upon no lands in respect of which all necessary Land Entry Permits shall not have been first obtained, as provided in Clause 5 below.
(b)	Equip its Crew with instruments and equipment as specified in the Supplemental Agreement and maintain such equipment in good operating condition and provide its Crew with qualified and experienced personnel.
(c)	Perform all Survey(s) hereunder in an orderly, efficient and workmanlike manner in compliance with the terms of this Agreement and each Supplemental Agreement and all applicable laws, ordinances, rules and regulations for the time being in force in every state and locality wherein the Survey(s) hereunder is to be performed.
(d)	Comply fully with the provisions of all worker’s compensation legislation, ordinances, rules and regulations in force in every state wherein the Survey(s) is to be performed.

(e)	Initiate all energy source units at a safe distance from water wells, buildings and other structures owned by third parties for the purpose of avoiding, as far as reasonably possible and consistent with prudent geophysical operations, damage to such wells, buildings and other structures.
(f)	Attempt to minimize disturbance to the surface of the land and all crops and other vegetation thereon. Liability for any subsequent requirements for erosional or pollution repair or prevention which has not been caused by the negligence or other fault of Contractor shall rest solely with Company under Clauses 9.7 and 9.8 below, which liability shall survive the termination of this Agreement.

4.2         (Company’s Obligations) Company agrees with Contractor that it will:

(a)	Not require Contractor to do any matter, act or thing in the performance of the Survey(s) hereunder that is contrary to or in violation of any law, ordinance, rule or regulation governing the subject matter of this Agreement.
(b)	In the event Company is responsible, under the terms of any Supplemental Agreement, for obtaining Land Entry Permits (Clause 5 below) and/or the surveying, shot-hole drilling or other components of a Survey (whether such services will be provided by Company or other contractors of Company), cause such services to be provided in a timely and competent manner and shall be responsible, to the extent provided herein and in the Supplemental Agreement, for all costs, losses and liabilities related thereto.
(c)	Designate, sufficiently in advance to permit orderly planning of the Survey by Contractor, each area to be surveyed and shall furnish Contractor with all land and base maps, subsurface well data and all other information that may be necessary or helpful to the conduct of the Survey(s), all of which shall be considered the property of Company to be held by Contractor confidential as provided in Clause 8 below.

4.3         (Work Time) Normal hours and days of work, time off and holidays to be observed shall be as provided in the applicable Supplemental Agreements hereto or as otherwise agreed by the Parties.

4.4         (Progress of the Work) Contractor shall keep Company fully informed on a timely basis of the progress of operations and results obtained during the course of the Work hereunder and shall consult with Company’s Representative(s) concerning planning of the Work and the seismic data collected. Progress reports shall be furnished by Contractor as provided in Clause 6 below.

4.5         (No Liens)

(a)	Contractor shall not allow any mechanic’s or materialmen’s liens or encumbrances to become attached to any property of Company resulting from the Work performed by Contractor hereunder. Likewise, Contractor shall be solely responsible for, and shall promptly pay, when due, all obligations for labor and material supplied by third parties for Work to be performed hereunder and shall indemnify and save Company harmless from and against any and all claims, liens, security interests or other encumbrances on or against Company property on account of labor performed or materials furnished to Contractor by its subcontractors, suppliers and vendors for such Work; provided, however, that Contractor shall not be required to make payment of any such claim where a bona fide dispute with regard thereto exists between Contractor and its vendors or suppliers. Contractor shall provide Company with recordable Releases for all such claims and liens so satisfied.

(b)	Company may, if it so elects, pay or discharge any such lien or encumbrance and may thereupon deduct the amount or amount so paid by Company from any sums been due or which thereafter shall become due to Contractor under the terms hereof; provided, however, that prior to discharging any such lien or encumbrance, Company will consult with Contractor in order to determine whether or not there is a bona fide dispute between Contractor and its supplier or subcontractor concerning the claim underlying the lien or encumbrance. If such a bona fide dispute does exist, Company shall delay discharging the affected lien or encumbrance until the matter is resolved.

4.6         (Title to Data) Except as provided elsewhere in this Agreement or in any Supplemental Agreement, title to all Data shall pass to Company when acquired by Contractor and Contractor shall deliver all Data to Company retaining no copies thereof. Contractor shall deliver to Company or, if so required in writing by Company, Contractor shall destroy any or all records, maps, reports or other information in Contractor's possession and which has been produced by the Work performed hereunder, upon the termination of this Agreement.

4.7         (Waiver of Mineral Interest) Unless otherwise specifically provided for in this Agreement or any Supplemental Agreement hereto, Contractor, for itself and its subcontractors and the officers, directors and employees thereof, hereby waives any right, title or interest it may have in, and to any discovery of, hydrocarbon or other mineral deposits which may be made by reason for the Work performed under the terms of this Agreement.

5.          PERMITS

5.1.        (General) Unless Company assumes the permitting responsibility under Clause 5.3 below, Contractor shall, at Company's request and expense, obtain such permits, licenses and clearances from land owners, mineral owners, appropriate governmental agencies, lessees, tenants, and all other persons having permissible interests in the land or its subsurface minerals, in the Area of Operations, as may be required in connection with all such Survey(s) to be performed by Contractor under this Agreement (the “Land Entry Permits”). Company's cost shall include entry fees and damage payments as well as payments to governmental agents, their per diem, if any, needed to secure such Land Entry Permits. Contractor will use its reasonable efforts to secure written Land Entry Permits from the person or persons representing themselves to be owners or lessees of the areas involved. Contractor will not enter upon lands where Land Entry Permits have not been obtained by it (or represented by Company as having been obtained by it) unless otherwise directed, at Company’s sole risk and responsibility, by Company to do so.

5.2         (Permit Fees) In the event it becomes necessary to pay for permission to enter upon any area connected with the Survey, Contractor will notify Company of such area involved and the fees required in order to obtain the Land Entry Permits and will proceed with the consent of Company’s Representative. Company will reimburse Contractor the cost of all such Permits unless otherwise provided in the applicable Supplemental Agreement.

5.3         (Permits Obtained by Company) In the event Company assumes the responsibility for obtaining or supervising the obtaining all or some Land Entry Permits from owners or occupants of the land to be surveyed, or lessees of the minerals thereunder, either by utilizing Company personnel or those of third party contractors (whether individuals, corporate or otherwise), Company shall have the obligations set forth in Clause 9.6 below and Contractor shall not be responsible for any delays in its operations caused by (i) the inability of Company to acquire any Permit on a timely basis or (ii) onerous provisions contained in such Permits which impede or adversely affect the operations of Contractor hereunder. Contractor shall be compensated during any such delays at the standby rate set forth in the applicable Supplement. If Company acquires Land Entry Permits, it will provide copies thereof to Contractor sufficiently in advance of operations in order for Contractor to properly plan its operations.

6.          REPORTS

6.1         (Required Reports) During the course of the Survey(s), Contractor shall furnish Company with such periodic production and progress reports as provided in the applicable Supplemental Agreement or, if not so provided, as Company shall reasonably require, including such reports as may be required by the various agencies of the federal, state and local authorities where the Survey is being performed.

6.2         (Contractor’s Proprietary Information)    Contractor shall not be required to include in reports prepared for, or information or Data supplied to Company hereunder, any data or information proprietary to Contractor, including, but not limited to, that pertaining to its Equipment, methods or expertise.

6.3         (Access to Data) Subject to Section 12 of this Master Agreement, Company shall at all times have complete access to all geophysical records and such other data of Contractor relating to the Work and all such data and records shall, at the conclusion of the Work, belong exclusively to Company, but shall be retained by the Contractor pending instructions to be issued by Company with regard to the deposition thereof.

7.          WARRANTY

CONTRACTOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, OR IMPLIED, OR GUARANTEES OR RESULTS FROM USE OF THE EQUIPMENT, TAPES, OR DATA, OR THE PERFORMANCE OF ANY SERVICES OR SURVEYS OR ANY REPORTS (COLLECTIVELY, “WORK”). TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, CONTRACTOR HEREBY DISCLAIMS, DENIES, AND NEGATES, AND COMPANY HEREBY WAIVES ANY CLAIM OR CAUSE OF ACTION WHATSOEVER BASED ON, ANY WARRANTIES OR REPRESNTATIONS WITH RESPECT TO THE WORK. CONTRACTOR’S EMPLOYEES WILL EXERCISE THEIR JUDGMENT UNDER THE PREVAILING CONDITIONS AS THEY UNDERSTAND THEM. ANY RECOMMENDATION, INTERPRETATION, OPINION, OR REPORT BY CONTRACTOR OR ITS EMPLOYEES IS BASED UPON UNDERSTANDINGS AS TO CONDITIONS AND UPON INFERENCE AND ASSUMPTIONS WHICH ARE SUBJECT TO ERROR, AND WITH RESPECT TO WHICH SIMILARLY SITUATED ANALAYSES MAY DIFFER. ACCORDINGLY, CONTRACTOR CANNOT AND DOES NOT GUARANTEE OR WARRANT THE RESULTS, ACCURACY, OR CORRECTNESS OF ANY SUCH RECOMMENDATION, INTERPRETATION, OPINION ARISING FROM THE WORK. ANY ACTION TAKEN BY COMPANY BASED ON ANY OF THE WORK SHALL BE THEIR OWN RESPONSIBILITY AND AT THEIR OWN RISK. CONTRACTOR ASSUMES NO RESPONSIBILITY AND MAKES NO WARRANTIES OR REPRESENTATIONS, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTIES OR MERCHANTABILITY, CONDITION, DURABILITY, DESIGN, CAPACITY, OPERABILITY, ABSENCE OR REDHIBITORY DEFECTS, COMPLETENESS, SUITABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, UTILITY, PRODUCTIVITY, PROPER OPERATIONS, OR PROFITABLENESS OF ANY OF THE WORK.

8.          CONFIDENTIALITY

8.1         (Confidentiality of Data) Contractor shall use its best efforts to safeguard (i) geophysical Data acquired from the Work performed hereunder, (ii) information relating to the location of the Surveys and the type of Work performed and (iii) information supplied by Company to Contractor which is not otherwise proprietary to Contractor. Contractor shall not divulge to anyone, other than Company, its designated agents or employees, any such Data or information unless previously authorized by Company in writing. Contractor shall further use its best efforts to cause its employees, agents and subcontractors to comply with this obligation of secrecy. Reciprocally, Company shall observe the above secrecy obligation, insofar as it has access to and knowledge of the equipment, instruments, programs, procedures, and the design and operation thereof, which are proprietary to Contractor.

8.2         (Confidentiality Exceptions) The obligations of confidentiality and limited use contained in this Agreement shall not apply to information subject to this Agreement which:

(a)	At the time of disclosure to the receiving Party, was in the public domain as evidenced by written publications;

(b)	After disclosure to the receiving Party, became part of the public domain by written publication through no fault of the receiving Party;

(c)	At the time of disclosure to the receiving Party, was already in the possession of the receiving Party as evidenced by written records, and was not acquired directly or indirectly from the disclosing Party;

(d)	After disclosure to the receiving Party, the receiving Party acquired the information from a third party having the right to convey the same, provided the receiving Party is not obligated to hold such information in confidence by such third party;

(e)	Is furnished to a third party by the disclosing Party without any restriction on the third party’s rights to disclose such information; or

(f)	Is authorized in writing by the disclosing Party to be released from the confidentiality and limited use obligations herein;

(g)	Is subsequently developed independently by an individual affiliated with Contractor or Company, respectively, who had no access to the confidential information; or

(h) Is covered by section 8.3 below.

8.3         (Government Reporting) It is understood that it is the responsibility of Company and Contractor to comply with applicable laws, regulations, rules, court or government agency order or stock exchange regulation or rule regarding the making of reports and disclosures to appropriate governmental agencies of Data and information relating to the Work and Contractor shall promptly refer to Company for appropriate action, including the seeking, at its sole cost, such protective action as it deems appropriate, any inquiry or request received by it from any governmental agency respecting Data and information obtained under the terms thereof, and if Company shall instruct Contractor not to comply with to any such inquiry or request, Company shall defend and indemnify Contractor against any loss, damage, fine or penalty or other sanction received, incurred or suffered by Contractor in consequence of complying with such instruction.

9            INDEMNITY

9.1         (General) In order to allocate the respective responsibilities of Company and Contractor for liabilities arising out of personal injury or property damage related to the Work, it is agreed as between Company and Contractor that certain responsibilities and liabilities for personal injuries and property damage arising out of the performance of this Agreement should be allocated between them in order to avoid protracted litigation between Company and Contractor, along with the associated legal expenses and so that insurance or self-insurance may be arranged by each Party as necessary to protect them against these exposures to loss. The following sets out the specifics of the agreements between Company and Contractor as to the allocation of such responsibilities and liabilities.

9.2         (Definitions)

(a)	Claims- any and all losses, expenses, costs, damages, liabilities, claims, demands, liens, causes of action, suits, judgments, settlements, regulatory proceedings, citations, orders, decrees, and taxes of any nature, kind or description (including without limitation, reasonable attorney fees, court costs, fines, penalties, interest, clean up, remediation, debris removal, and well control) that may be brought or asserted against an indemnitee by any person or legal entity whomsoever.

(b)	Company Group shall include Company, its parent, subsidiaries, and affiliates, and its and their joint owners, co-lessees, partners, joint venturers, lessors, contractors, and subcontractors, and entities with whom Company has entered a sharing agreement or for whom Company is performing services, and the owners, shareholders, directors, officers, employees, agents, representatives, and invitees of all the foregoing (but excluding any member of Contractor Group).

(c)	Contractor Group shall include Geokinetics, its subsidiaries, and affiliates, and its and their joint owners, co-lessees, partners, joint venturers, lessors, contractors, and subcontractors, and entities with whom Geokinetics has entered a sharing agreement or for whom Geokinetics is performing services (excluding any member of the Company Group) and the owners, shareholders, directors, officers, employees, agents, representatives, and invitees of all the foregoing.

9.3         (Contractor's Personnel/Property) Contractor shall protect, indemnify, AND defend Company GROUP harmless from and against ANY AND all claims, liabilities, demands, causes of action, judgments and settlements (including associated costs and reasonable attorneys fees), without consideration of questions of negligence (other than wilLful misconduct of company) of the Parties, arising in favor of or asserted by Contractor GROUP, on account of personal injury or death TO ANY MEMBER OF CONTRACTOR GROUP; or ANY AND ALL CLAIMS DIRECTLY OR INDIRECTLY ARISING OUT OF ANY LOSS, HARM, INFRINGEMENT, DESTRUCTION, OR damage to property, EQUIPMENT OR INSTRUMENTS of Contractor GROUP, whether caused by the sole, joint and/or concurrent, active or passive negligence, LATENT OR PATENT, OR PRE-EXISTING DEFECTS OR CONDITIONS, fault or strict liability of company GROUP, the unseaworthiness of any vessel or any other cause or action whatsoever, whether or not predating this agreement, AND EVEN THOUGH THE INDEMNITOR MAY BE PROTECTED FROM DIRECT SUIT BY STATE WORKERS’ COMPENSATION LAWS OR THE LONGSHORE AND HARBOR WORKERS COMPENSATION ACT OF THE UNITED STATES OR ANY OTHER WORKERS’ COMPENSATION ACT OF THE UNITED STATES OR ANY OTHER WORKERS COMPENSATION LAWS AND INCLUDING ANY CLAIMS ARISING OUT OF INGRESS, EGRESS, LOADING AND UNLOADING OF PERSONNEL OR CARGO. It is the intent hereof that Contractor GROUP shall indemnify and defend Company GROUP against the negligence (other than wilLful misconduct) of Company GROUP for those matters described in the clause.

9.4         (Company's Personnel/Property) Likewise, Company shall protect, indemnify, defend and save Contractor GROUP harmless from and against all claims, liabilities, demands, causes of action, judgments and settlements (including associated costs and reasonable attorneys fees), without consideration of questions of negligence (other than wilLful misconduct of contractor) of the Parties, arising in favor of or asserted by Company GROUP on account of personal injury or death TO ANY MEMBER OF COMPANY GROUP; or ANY AND ALL CLAIMS DIRECTLY OR INDIRECTLY ARISING OUT OF ANY LOSS, HARM, INFRINGEMENT, DESTRUCTION, OR damage to property EQUIPMENT OR INSTRUMENTS of Company GROUP, whether caused by the sole, joint and/or concurrent, active or passive negligence, , LATENT OR PATENT, OR PRE-EXISTING DEFECTS OR CONDITIONS, fault or strict liability of contractor GROUP, the unseaworthiness of any vessel or any other cause or action whatsoever, whether or not predating this agreement. AND EVEN THOUGH THE INDEMNITOR MAY BE PROTECTED FROM DIRECT SUIT BY STATE WORKERS’ COMPENSATION LAWS OR THE LONGSHORE AND HARBOR WORKERS COMPENSATION ACT OF THE UNITED STATES OR ANY OTHER WORKERS’ COMPENSATION ACT OF THE UNITED STATES OR ANY OTHER WORKERS COMPENSATION LAWS AND INCLUDING ANY CLAIMS ARISING OUT OF INGRESS, EGRESS, LOADING AND UNLOADING OF PERSONNEL OR CARGO. It is the intent hereof that Company GROUP shall indemnify and defend Contractor GROUP against the negligence (other than wilLful misconduct) of Contractor GROUP for those matter described in this clause.

9.5         (Subcontractors/Other Contractors) Notwithstanding the provisions of Clauses 9.3 and 9.4 above, in the event of personal injury or property damage sustained by subcontractors of Contractor Group or other third party contractors of Company Group operating on a Survey subject hereto, and in the event it is determined that the Party with substantial and effective control over the claiming individual at the time of the incident complained of was not contractually related to the contractor (of Company Group) or subcontractor (of Contractor Group) with which such claiming individual was employed is otherwise engaged (or the entity asserting such claim was not contractually so related), the liabilities of the Parties and their respective rights and obligations with respect to indemnifying and defending the other Party as a consequence of such claim shall nevertheless be determined in accordance with Clause 9.6 below.

9.6         (Third Party Personnel/Property)

(a)	Contractor’ Liability- Contractor shall protect, indemnify, defend and save Company Group harmless from and against all Claims arising from, connected with or under this Master Agreement or any applicable Supplement and arising in favor of or asserted by Third Parties (defined for purposes of this Section as any person or entity not a member of either Contractor Group or Company Group) on account of personal injury, death or damage to property of such third parties to the extent that any such injury, death or damage is caused by the willful misconduct of Contractor Group.

(b)	Company’s Liability- Except to the extent covered by Contractor’s indemnity above, Company shall be liable for and hereby releases Contractor group from all liability for, and shall protect, defend, indemnify, and hold Company Group harmless from and against, any and all claims directly or indirectly arising in favor of or asserted by any third parties (defined for the purposes of this section as any person or entity nor a member of either Contractor Group or Company Group) on account of personal injury, death or damage to property of, or any other liability to, such third parties whether caused by the sole, joint and/or concurrent, active or passive negligence, latent or patent, or pre-existing defects or conditions, fault or strict liability of Contractor Group, the unseaworthiness of any vessel or any other cause or action whatsoever, whether or not predating this agreement, and even though the Indemnitor may be protected from direct suit by State Worker’s Compensation Laws or the Longshore and Harbor Worker’s Compensation Act of the United States or any other Worker’s Compensation Act or Law of the United States, including any claims arising out of ingress, egress, loading and unloading of personnel or cargo. It is the intent hereof that Contrcator Group shall indemnify and defend Company Group against all negligence (other than the willful misconduct) for those matters described in the clause.

9.7         (Routine Land Damage) Notwithstanding the foregoing to the contrary, Company shall be solely responsible for and shall protect, indemnify, defend and save Contractor Group harmless from and against any and all claims, liabilities, demands, causes of action, judgments and settlements (including associated costs and reasonable attorneys’ fees) arising out of claimed damages to the land on which Contractor Group has performed Work, as well as the crops, trees, grass and other flora and fauna thereon, water and irrigation wells, houses and other structures thereon (collectively the “Land Damages”) where such claimed Land Damages result from the non-negligent operations of Contractor Group in the performance of the Work subject to this Agreement and the applicable Supplement. The foregoing obligations of defense and indemnity of Company Group shall not, however, be applicable in the event and to the extent any such claimed Land Damages result from the willful misconduct of Contractor Group or which are otherwise not in accordance with the terms of this Agreement or the applicable Supplement.

9.8         (Land Restoration) Contractor agrees to leave all fences, gates and lands upon which Surveys are conducted, as near as possible, in the same condition as when entered upon by Contractor. All holes drilled by Contractor (or its subcontractors) shall be filled and left in a safe condition, so as to remove all hazard to persons or property, the latter to particularly include, but not be limited to, livestock. In the event that any such holes thereafter require additional or remedial work after Contractor’s crew has departed from the particular locality or after this Master Agreement (or the applicable Supplemental Agreement) is otherwise terminated, Contractor agrees, upon Company's notification and request, to do such work, but in that event, Company shall reimburse Contractor for the cost of its personnel and equipment employed in the performance of such work.

9.9         (The Environment)

(a)	Contractor’s Liability. Contractor shall be liable for, and hereby releases Company Group from all liability for and shall protect, defend, indemnify and hold Company Group harmless from and against, any and all claims for damage to the environment of whatsoever nature related to or arising from surface pollution or contamination (including control and removal thereof) emanating from Contractor group’s vehicles while under its custody and control caused by any event arising during the performance of the Services, whether caused by the sole, joint and/or concurrent, active or passive negligence, latent or patent, or pre-existing defects or conditions, fault or strict liability of Contractor Group, the unseaworthiness of any vessel or any other cause or action whatsoever, whether or not predating this agreement. It is the intent hereof that Contractor Group shall indemnify and defend Company Group against all negligence (other than the willful misconduct) for those matters described in the clause.

(b)	Company’s Liability. Company shall be liable for, and hereby releases Contractor Group from all liability for and shall protect, defend, indemnify and hold Contractor Group harmless from and against, any and all claims from damage to the environment of whatsoever nature related to or arising from pollution or contamination emanating from any other sources, including control and removal thereof, caused by any event arising during the performance of the services. Company shall also indemnify Contractor Group from loss of or damage to any well, any geological formation, or reservoir beneath any well head relating to or arising out of a blow-out, fire, explosion, or crater or control thereof or any other damage relating thereto. It is the intent hereof that Company Group shall indemnify and defend Contractor Group against all negligence (other than the willful misconduct) for those matters described herein.

9.10       (Minimum Distances) Except as herein provided, Company will protect, defend and hold Contractor harmless from and against any and all loss, damage, liability cost and expense arising out of claims for damage to the property of third parties arising out of the operations of Contractor pursuant to this Agreement, unless such claims arise out of the negligence or the willful misconduct of Contractor, its employees, subcontractors or their employees. Without limiting the generality of the foregoing, it is further agreed that, unless otherwise instructed by Company, Contractor shall be deemed to be in full compliance with Contractor’s obligations and duties hereunder regarding detonation of explosives by Contractor in the normal course of its operations when such detonations are of no greater quantity and are detonated at no lesser distance from the objects as provided for in Exhibit “A” attached hereto and made a part hereof. To the extent Contractor’s performance conforms with the foregoing, or Company’s instructions, Company shall protect, defend, indemnify and hold harmless Contractor from and against all third party claims, liabilities, demands, causes of action and judgments (including court costs and reasonable attorney’s fees) that occur as a result of such shot points/vibrator stations, and this indemnification shall apply whether or not Contractor is claimed to be or is adjudicated to be negligent by virtue of so locating such shot points/vibrator stations.

9.11       (Liability Insurance) The indemnity obligation of the respective Parties, set forth above, shall be supported by liability insurance provided by each Party in the amount of the lesser of (i) $1,000,000 or (ii) the maximum (minimum) amount authorized (required) by applicable law.

9.12       (Permit Liability)

(a)	(General) Company shall protect, defend, indemnify and save Contractor harmless from and against any claim by the owner or lessee of land and/or of a mineral interest in land on which Work is performed hereunder, which claim is based upon any theory that (i) the operations of Contractor hereunder have depreciated the value of the minerals underlying such land, (ii) mineral trespass, (iii) the wrongful taking, conversion or deprivation of subsurface and/or mineral information or (iv) any similar theory of recovery (collectively “Trespass Claims”). However, the foregoing indemnification of Company shall not apply and Company shall not be responsible for any Trespass Claims in any case and to the extent where (a) Contractor is responsible for obtaining Land Entry Permits and (b) no required Land Entry Permits or defective or insufficient Permits have been obtained by Contractor or in any case where such Trespass Claim arise from failure of Contractor to comply with any conditions contained in Land Entry Permits obtained by it or by Company (and if obtained by Company, only in those cases where such Permits are provided by Company to Contractor on a timely basis).

(b)	(Permitting by Company) In the event and to the extent Company, either through its employees or its contractors (other than Contractor), either (i) directly acquires or purports to acquire Land Entry Permits or (ii) directs and supervises the activity of the personnel of Contractor or its subcontractors in obtaining Land Entry Permits, Company shall thereupon assume full responsibility for any resulting Trespass Claims and shall fully and completely protect, defend, indemnify and save Contractor harmless from and against all claims, demands, liabilities, causes of action, judgments and settlements (including associated costs and reasonable attorneys’ fees) resulting from Trespass Claims arising therefrom. Contractor shall be fully entitled to rely, in performing the Work, on any representations of or information given by Company or its Representatives to Contractor or its subcontractors with regard to Land Entry Permits acquired or purported as having been acquired by or on behalf of Company. The foregoing indemnity and defense obligation of Company shall not be applicable, however, if Contractor (i) operates on lands not covered by permits obtained by or on behalf of Company (or represented by Company as having been obtained) or (ii) negligently fails to observe conditions or restrictions contained in any such Permits, provided that same have been provided by Company to Contractor sufficiently in advance of operations across the lands covered thereby.

9.13       (Tape Responsibility) Contractor shall be responsible for the safekeeping of field tapes while such tapes are in the custody of Contractor until such time as Contractor delivers said tapes to a representative of Company or places them in the possession of a carrier designated by Company (or if Company does not so designate a carrier, any reputable carrier selected by Contractor) for delivery to Company or a third party designated by Company. In the event of loss of or damage to any tapes for which Contractor is responsible, as provided herein, Contractor's sole and only responsibility to Company shall be, at the option of Company, either (i) reacquire the Data affected by such loss or damage or to (ii) refund (or grant credit) to Company for all Compensation paid (or payable) to Contractor with respect to such Data so affected. Notwithstanding the foregoing, Contractor’s obligations herein shall be fully satisfied in the event Contractor or Company has duplicate, undamaged copies of the affected Data and, if Contractor has such duplicate tape, it promptly provides same to Company.

9.14       (Wages/Benefits) Contractor shall be solely liable for the payment of (i) all wages and salaries earned by and payable to its employees as well as for withholding and/or payment of all Social Security taxes, retirement pensions, benefits and annuities, now, or hereafter imposed by the government of the U.S.A. or by any state or other political subdivision thereof and (ii) for benefits which are now or hereafter offered by Contractor to its employees. Contractor shall indemnify and save Company, its officers and directors, harmless from any claims, demands or liability for such wages, salaries or benefits, as well as for any withholding or Social Security taxes, contributions or other benefits related thereto.

9.15       (Handling of Claims)

(a)          (General) In the event either Party hereto learns of any claim, liability, demand or cause of action relating to this Agreement or the performance of it, said Party shall give written notice thereof as promptly as possible to the other Party. If indemnification is required by any of the terms of this Agreement, the responsible Party shall defend the other and pay all settlements, judgments, costs, including reasonable attorneys fees, and other expenses, whether related or unrelated, similar or dissimilar to the foregoing, incident thereto. Each Party, if requested, agrees to cooperate with the other in any such defense, and the responsible Party shall reimburse the other for all reasonable expenses incurred in connection therewith.

(b)          (Control of Defense) The Party hereto providing indemnity to the other Party shall have the right to control the defense of any such claim or lawsuit with attorneys selected by such Party or its insurers. However, the other Party shall have the right, at its sole expense, to participate in the defense of such claim or lawsuit with legal counsel of its own selection.

9.16       (Company’s Co-Venturers) In the event Company is in association with, is operator for or has some other contractual relationship with other companies, individuals or others in connection with the Work to be performed hereunder, the above indemnifications extended by Contractor to Company shall also extend to those parties, and their officers, directors and employees, to which Company is contractually related.

9.17       (Consequential Damages) neither Party hereto shall, notwithstanding the foregoing, be liable to the other Party for any special, incidental, consequential or punitive damages arising, in any event, from the conduct of the Parties under the terms hereof, including without limitation loss of revenue or profits.

10.         INSURANCE

10.1       (General)

The Contractor shall, at its sole cost, maintain, so long as this Agreement remains in force, and cause its subcontractors to maintain, with one or more reputable insurance companies, the following insurance:

(a)	Worker’s compensation and/or employer’s liability insurance in compliance with the laws of all states in which Survey(s) is to be performed or where Contractor’s personnel are hired covering all employees engaged by Contractor (or its subcontractors) in such Survey(s).

(b)	Automobile public liability insurance covering all vehicles performing Survey(s) hereunder, with limits of one million Dollars ($1,000,000) for one or more persons injured or killed, or property damage incurred per occurrence, combined single limit.

(c)	Comprehensive public liability insurance covering all operations hereunder with limits of one million Dollars ($1,000,000) for one or more persons injured or killed in any one accident, and with property damage limits of one million Dollars ($1,000,000) per occurrence, combined single limit.

(d)	If aircraft are used in the operations hereunder, Aviation Liability Insurance covering all airplanes and helicopters, whether non-owned, chartered, or hired and furnished by Contractor (or its subcontractors) and used in the operations hereunder in an amount of not less than five million Dollars ($5,000,000) per occurrence combined single limit.

(e)	If waterborne vessels are used in operations hereunder, hull and machinery insurance shall be maintained in an amount at least equal to the market value of each vessel owned by Contractor and used in operations hereunder. In the event the vessel is time-chartered by Contractor, then Contractor shall require the owner of the vessel to procure such insurance.

10.2       (Insurance Certificates) Before any Survey(s) are commenced by Contractor hereunder, Contractor shall furnish to Company certificates attesting the above insurance coverages to be in force and providing that Company will be given at least ten (10) days written notice prior to cancellation, termination or significant modification thereof.

10.3       (Miscellaneous) It is understood and agreed that Contractor's insurance coverage as detailed in the foregoing sections shall afford Company protection and coverage with respect to those matters covered by specific indemnity agreements extended by Contractor elsewhere provided herein and, except for workers compensation insurance, Company shall be named an additional insured Party under said policies but only to the extent of the liabilities assumed by Contractor under the terms hereof. All insurance policies required by this Agreement to be maintained by Contractor shall be endorsed whereby Contractor’s insurers shall waive their rights of subrogation against Company, entities affiliated with Company and their respective insurers to the extent of the liabilities assumed herein by Contractor. Any and all deductibles or retentions applicable to Contractor’s insurance coverages shall be assumed by Contractor at its sole expense. Unless prohibited or limited by applicable law, insurance provided by the Parties in support of their respective indemnity obligations set forth in Clause 8 above shall in no way serve to limit each such Party’s indemnity obligations.

10.4       (Subcontractors) Contractor shall require, to the extent possible, that each of its subcontractors, if any, performing Work hereunder maintain such insurance coverages as are required of Contractor.

11.         COMPLIANCE WITH LAWS/HES

11.1       (Laws) Contractor shall comply with all applicable laws, rules and regulations, both federal, state and local, applicable to any Survey performed by Contractor hereunder, and shall also comply with, observe and abide by the Health, Environment and Safety standards of any applicable governmental agency.

11.2       (Health, Environment and Safety) Contractor will perform the Survey(s) applying the most current edition of either the IAGC Land Geophysical Operations Safety Manual or the IAGC Marine Geophysical Operations Safety Manual, as applicable, as a minimum set of standards supplemented by both Contractor and Company HES rules and work procedures. The more stringent of Company’s or Contractor’s policy and standards shall apply. Company reserves the right to intervene and consult with Contractor in development of solutions for hazards identified in execution of the Work. Contractor will equally apply HES standards to, and enforce compliance with all such standards, by all subcontractors of any tier, and the agents, employees or other personnel under their control and will replace at Contractor’s expense those who fail to comply.

11.3       (Accidents) Contractor shall report all accidents to Company. In the event there is an accident involving damage to the property or injury to the personnel of Contractor, Company or any third party, any environmental damage or any incidents involving media attention, which arise out of, result from, or is in any way connected with Contractor’s Work under this Agreement, Contractor shall immediately report all such incidents to Company’s Representative within twenty-four (24) hours after occurrence. In addition, a copy of any written report which is required of Contractor by any governmental agency of such accident will be provided to Company’s designated representative within seventy-two (72) hours of such accident. All Contractor reports shall contain factual information only and will not contain opinion, speculation or supposition as to fault, liability or prevention. Company reserves the right to participate in the investigation of any incident or accident resulting from the Work conducted pursuant to this Agreement.

12.         COMPANY REPRESENTATIVE

Company shall designate in writing a representative of Company (whether an employee of Company or a third party) to whom Contractor's Party Chief or other representative may deliver reports and other confidential information developed from Survey(s) and from whom Contractor will receive instructions related thereto (the “Company Representative” or “Representative”). Such Representative shall have the right to be present during the conduct of the Survey(s). Contractor agrees to accept instructions in connection with the operations hereunder within the scope of this Agreement and the applicable Supplement from such Company Representative. All such instructions given by the Company Representative to Contractor which relate to the Work shall be binding on Company which will not be entitled to thereafter disavow same.

13.         TAXES

13.1        (Equipment) Contractor will be solely responsible for all taxes, duties, rates and assessments that may be levied in respect of any vehicles, equipment, instruments or supplies furnished by Contractor in the performance of any Survey performed hereunder.

13.2        (Payroll) Contractor will be solely responsible for all payroll taxes, unemployment insurance assessments, federal and/or pension contributions and all other payroll deductions required to be made according to law in respect of the personnel of Contractor engaged in the performance of any of the Survey hereunder.

13.3        (Income) Contractor shall be solely responsible for any and all taxes assessed against it by the government of the U.S.A. or any state thereof having jurisdiction, which taxes are assessed against Contractor as a result of compensation earned by Contractor hereunder and Contractor shall protect, indemnify, defend and save Company harmless from and against any such tax assessments, as well as those described in Clauses 13.1 and 13.2 above.

13.4        (Sales/Use) Notwithstanding the foregoing, Contractor shall in no event be liable for sales, value added, use, gross receipts and similar taxes and charges assessed by any applicable government agency, as a result of any Survey conducted by Contractor under the terms of this Agreement, even though those taxes are generally measured by revenue or income of the Contractor, as such incidental taxes are not usually considered as “income” or “profits” taxes as those terms are generally understood in the geophysical industry. All such sales, value added, use and similar taxes and charges shall be for the account of Company and, if paid by Contractor, shall be reimbursed by Company under applicable provisions hereof. Company acknowledges that Contractor’s prices are exclusive of any sales tax or other taxes that Contractor is required by law to collect from Company. Contractor shall not be responsible for any tax, interest or penalties due to any negligence, acts or omission on the part of Company Group and the Company Group shall indemnify Contractor with respect to the same.

14.         COMPENSATION/CONTRACTOR’S RIGHTS

14.1        (Fees) The Company agrees to pay Contractor and Contractor agrees to accept payment for the Work to be performed hereunder at the applicable rates set forth in the Supplemental Agreements.

14.2        (Payment) Subject to contrary provision of any Supplement, the Contractor shall, on or before the fifth day of each month, render to Company an itemized invoice showing the amount due for services rendered, reimbursable costs and charges incurred by Contractor on behalf of Company hereunder during the preceding calendar month, such invoice to be accompanied in each case by supporting vouchers and receipts. Except to the extent they are contested in good faith by Company, the Company shall, within thirty (30) days following receipt of such invoice, remit payment of the undisputed portion of same in full in United States funds by check, bank draft or money order (or bank/wire transfer) payable to Contractor at its offices (or bank account) set forth in Clause 22 or in the applicable Supplemental Agreement.

14.3        (Late Payment) If Company fails to pay any properly submitted and supported invoice, or portions thereof, of Contractor within the said thirty (30) day period, the unpaid amount thereof shall (unless otherwise subject to bona fide dispute), at the option of Contractor, bear interest until paid at a rate equal to one and one half percent (11/2%) or such lesser maximum rate allowed by applicable law, per month until paid.

14.4        (Disputed Invoices) In the event Company has a bona fide question concerning a Contractor invoice or a portion thereof, Company shall give written notice thereof to Contractor specifying the reasons therefor within fifteen (15) days after receipt of such invoice and thereafter the late payment charges provided above shall not apply to such invoice or portion thereof in question or dispute. The Parties shall meet in an effort to answer such questions and to resolve such disputes as promptly as possible.

14.5        (Effect of Payment) Payment of any Contractor invoice by Company shall not prejudice the right of Company to protest or dispute the correctness of any invoice or any portion thereof before the expiration of the audit period (Clause 19 below) following the end of the calendar month during which such statement was submitted. The passage of the audit period (Clause 19 below) without protest shall conclusively establish its correctness.

14.6        (Right to Withhold Data) Contractor shall have the option, exercisable at any time, to (i) retain possession of geophysical data (the “Data”) acquired under the terms of this Master Agreement or any Supplemental Agreement hereto and, (ii) regardless of any other provision of this Master Agreement to the contrary, not be required to deliver said Data to Company until such time as all fees and other charges owed by Company to Contractor under the terms hereof (other than those which are subject to a bona fide question or dispute) are paid in full.

14.7        (Security Interest) In the event Contractor delivers said Data to Company prior to being paid in full for all monies due and owing by Company to Contractor under the terms hereof, Contractor does hereby reserve, and Company does hereby grant to Contractor, a purchase money security interest or lien in said Data, including the results of any processing, reprocessing and/or interpretation thereof, and Company shall execute all such security agreements, financing statements and other documents as may be reasonably required by Contractor to perfect such purchase money security interest or lien, pursuant to applicable law, in Contract. Company hereby appoints Contractor as its agent to execute all such documents on behalf of Company, such appointment of Contractor being coupled with an interest and therefore irrevocable. Upon being paid, in full, all sums due and owing Contractor under the terms hereof, Contractor shall, upon request, immediately release any such security interest or lien which Contractor may have in said Data so affected and shall thereafter have no further lien on, security interest in or other claim to such Data.

14.8        (Contractor Ownership of Data) In the event and only in the event Contractor, is entitles, under the terms of the Master Service Agreement or any Supplemental Agreement hereto, to (i) an ownership interest in the Data acquired under the terms hereof and/or (ii) the right to share of the revenues received by Company or Contractor as the result of marketing such Data to others, Company agrees to execute such documentation as is reasonably necessary to vest in Contractor such ownership and/or revenue-sharing rights as and hereby appoints Contractor as the agent of Company to execute said documentation on behalf of Company, such appointment of Contractor being coupled with an interest and therefore irrevocable.

14.9        (Data Marketing) Also, and only if Contractor has the right to share in revenues generated by the marketing of the Data to others and if Company becomes more than sixty (60) days in arrears in any payments due Contractor hereunder, Contractor may, at its election and by giving written notice thereof to Company, assume the sole responsibility to market said Data on behalf of Company and Contractor. In no event shall such Data be offered by Company to third parties for prices or terms of payment less or different from those approved by Contractor, from time-to-time, in advance

14.10        (Audit Rights) Company hereby grants to Contractor the right to audit the books and records of Company for purpose of verifying the results of any marketing of the Data by Company to others in those cases and only those cases, where Contractor has either an ownership interest in the Data or the right to share in the revenues generated in the marketing of said Data to others, but where the Company has retained the right to perform all or a portion of such marketing.

15.         INTELLECTUAL PROPERTY

15.1        Intellectual Property means patents, registered trade marks, registered service marks, registered designs (including applications for any of the foregoing), trademarks and service marks, logos, designs, copyright, design right, database right, confidential information, trade secrets, inventions, discoveries, improvements, processes, formulae (whether or not reduced to writing and whether or not capable of registration) and the right to legal protection thereof including the right to sue for damages and other remedies in respect of any infringement thereof.

15.2        (Indemnity) The Contractor shall, at its sole cost and expense, protect, defend, indemnify and save harmless Company from and against any and all claims, demands and liabilities made against or incurred by Contractor and/or Company for the alleged infringement or misappropriation by Contractor of any United States Letters Patent or patent rights held or licensed by Contractor or others which arise out of the operations of Contractor under the terms hereof provided that (i) in the event such claim is received by or demand made upon Company, Company notifies Contractor in writing of the receipt of the claim or demand or the filing of such proceeding within ten (10) days after the receipt of notice of such claim, demand or service of process thereof, and (ii) Contractor is given complete control of the defense of such proceedings, including the right to defend, settle and make adjustments in instruments, equipment, methods, software or processes utilized by Contractor to perform the Work for the purpose of avoiding any such alleged infringement or misappropriation, provided that such adjustments do not materially and adversely affect the quality of the Data acquired pursuant hereto. Contractor’s obligation to indemnify and save harmless shall not apply in respect of any allegation of infringement which arises directly or indirectly as a result of Contractor’s performing its obligations using any equipment, specifications, data, documentation, information or Intellectual Property supplied by the Company or following any directions of the Company.

15.3        The Company shall defend, indemnify and save harmless Contractor Group in respect of any claims by any third party relating to any allegation of infringement of any Intellectual Property arising out of or in connection with the performance of the Services under this Master Service Agreement or the use by the Contractor Group of any equipment, specifications, data, documentation, information or Intellectual Property supplied by the Company or arising out of or in connection with the Contractor Group following any directions of the Company.

15.4        (Infringement Relief) If Contractor is prevented from performing any of its obligations hereunder by injunction or other legal proceedings based upon any claims for alleged infringement or misappropriation of any United States Letters Patent or patent rights, or if on account of claims of alleged patent infringement or misappropriation, Contractor shall discontinue its use of or change instruments, equipment, methods, software or processes contemplated in this Agreement, Contractor shall, in every such event, be relieved from performance of its obligations hereunder insofar as such nonperformance is the result of such alleged patent infringement or misappropriation or any injunction or other legal proceeding. The Company shall be relieved of its obligation or make payment hereunder in respect of any Survey(s) to the extent Contractor is unable to perform same by reason of the alleged patent infringement or misappropriation claim.

15.5        (Rights to Intellectual Property) The Parties expressly agree that all software programs, documents, materials and other work created, developed or performed by Contractor in the course of performance of this Agreement, including, but not limited to, data, drawings, reports, designs and working papers shall be and is the exclusive property of Contractor which shall have all rights, title and interest therein including, but not limited to, patents, copyrights, trade secrets and any other proprietary rights. Contractor will have no obligation under this Master Service Agreement or any Supplement to disclose to Company or any other person or entity the substance of any equations, formulae, procedures, or other information which Contractor considers to be proprietary or is Contractor’s Intellectual Property.

15.6        Except as expressly stated in Clause 15.5, title to, copyright in, the right to possession of and free right of use of all things created under or arising out of the performance of this Agreement exclusively for the purposes of the performance of the Services, including but not limited to all Data (including that stored on computers), drawings, specifications, calculations, other documents, computer tapes, discs and other essential recording matter, materials and work shall vest in the Company as soon as payment in full in respect of the performance of the Services has been received.

16.        INDEPENDENT CONTRACTOR

Nothing contained in this Agreement shall be construed so as to constitute Contractor as a general agent or employee of Company, and the exclusive management, direction and control of the employees of Contractor and its subcontractors and the Survey(s) to be conducted under the provisions hereof shall, subject to the right of general supervision of Company’s Representative, always reside in Contractor, Company being interested only in the results obtained. Company’s right to supervise shall include the right to request, for good cause shown, the removal and replacement (at Contractor’s sole cost) of any of the personnel of Contractor or its subcontractors. Company shall also have the right of prior approval before the transfer of any of Contractor’s key personnel assigned to the Work.

17.        ASSIGNMENT AND SUBCONTRACTS

17.1        (Subcontracts) The Contractor may subcontract to any reputable subcontractor or subcontractors such portions of the Survey(s) to be performed hereunder as is customary and usual in the performance of same, but Company shall in no way be held liable for payment of any monies due to any such subcontractors. The Contractor shall, notwithstanding the subcontracting of any Survey(s) to be performed hereunder, remain liable and responsible to Company for the proper performance of every portion of the Survey(s) subcontracted to others.

17.2        (Assignments) Subject to Subclause 17.1 above, neither Party shall assign this Agreement in whole or in part without prior written consent of the other Party except to a company which is affiliated to the assigning Party or where such assignment is the result of an operation of law. An “affiliate” of a Party is defined as any company or other entity which is, either currently or resulting from any future merger, acquisition or reorganization of the affected Party, (i) owned as to at least a 51% equity interest by the affected Party, (ii) owns the affected Party as to at least a 51% equity interest or (iii) is under common ownership (as to at least a 51% interest) with the affected Party.

17.3        (Right to Pledge) Contractor reserves the right to pledge its receivables to be received under the terms hereof to the financial institution which provides working capital financing to the Contractor. In the event Contractor so assigns its receivables, such financial institution shall have no recourse against Company with regard thereto and Contractor shall defend and indemnify Company for any loss resulting therefrom.

18.         FORCE MAJEURE

Neither Contractor nor Company shall be responsible for failure to perform the terms of this Agreement or any Supplemental Agreement (other than the payment of money) when performance is hindered or prevented by strikes, lockouts, or other labor difficulty, war or acts of war, riots or civil unrest, fire, storm, flood, earthquake, terrorism, acts of terrorism, vandalism, interference by any government authority, disruption of the Services through the activities of any environmental lobbyists or third party direct action groups, inclement weather that adversely affects Data recording operations or any other cause beyond the reasonable control of the affected Party, whether or not similar to the matters herein enumerated (“Force Majeure”). Compensation shall be payable to Contractor for work stoppages or delays due to Force Majeure at the applicable standby rate or such other rate, if any, as may be set forth in the applicable Supplemental Agreement or as mutually agreed upon in writing by Company and Contractor for up to fifteen (15) days; and if stoppage for such cause persists after said fifteen (15) day period (i) compensation shall be at a rate agreed upon by Company and Contractor if Company requests Contractor to continue to stand by to resume operations; or (ii) Company or Contractor may forthwith terminate this Agreement or the affected Supplemental Agreement by written notice to the other without liability to the other, save for the payment of the Standby Rates (including as defined in the Supplement: recording Crew Non-Operating Standby Rate, recording Crew Operating Standby Rate, and Survey crew Standby Rate) and any mobilization rate (if not previously paid) and demobilization rate referred to in the applicable Supplemental and payment for that part of the Services performed up to and including the date of actual termination.

19.         AUDIT

19.1        (Audit Right) Contractor shall maintain full and complete records concerning invoices which are based on Contractor's costs or other reimbursable billing basis in such manner and detail as to permit reasonable verification of all such charges made to Company. Company shall have the right, at its sole cost, to audit such records at any reasonable time upon written request to Contractor for a period of two (2) years from the date such costs were incurred. Items of Compensation stated in terms of fixed percentages or fixed lump sums shall not be subject to audit under this clause. Any audit so conducted by Company hereunder shall be directed solely to Contractor's records related only to Work performed hereunder for Company and Company payments and reimbursements related thereto and shall not encompass Contractor's operations on behalf of any other client. Contractor shall provide reasonable assistance and shall cooperate with Company in order to facilitate the timely performance of any audits provided for above. No such audit shall pertain to any intellectual/property or trade secrets of Contractor or records or periods of time which have previously been audited by Company.

19.2        (Audit Results) Upon completion of any audit, Company shall pay Contractor any compensation due hereunder as shown by the audit. Any amount by which the total payments made by Company to Contractor exceeds the amount due Contractor as shown by the audit shall be promptly refunded to Company.

20.        CANCELLATION FEES

In the event a Supplemental Agreement is accepted and agreed to by the Parties and thereafter Company cancels such Supplement, then a cancellation fee shall be payable to Contractor. The amount of such cancellation fee shall be calculated as follows and payable on the same monetary terms under this Master Service Agreement or applicable Supplement: (a) If Contractor is unable to re-contract the crew and equipment in a similar configuration (channel count and other equipment) for the same time period, the penalty shall be Contractor’s Standby rate per hour starting from the time of cancellation and ending at the time Contractor would have finished the Services had Company not canceled; or (b) if contractor is able to re-contract the crew and Equipment in a similar configuration (channel count and other equipment), for the same time period, the cancellation fee shall be Contractor’s Standby rates (as defined in the Supplement) per hour starting from the time of cancellation and ending at the time Contractor mobilizes the Crew and Equipment for another company.

21.         TERM AND RENEWAL

21.1        This Master Agreement is effective from the day and year above written and will remain in effect until either Party terminates it by giving the other thirty (30) days' advance written or electronically dispatched notice. However, if a Supplemental Agreement is in effect when such notice is given, termination of the Master Agreement shall not be effective until the date of termination of such Supplemental Agreement

21.2        Termination of this Master Service Agreement and any Supplement shall not relieve Company of the obligation to pay for any Compensation due to Contractor for Services rendered up to the time of termination.

22.        NOTICES

22.1        All notices permitted or required to be given under the terms of this Agreement shall be in writing and shall be deemed effective upon receipt if sent by air mail, registered or certified and return receipt requested, post prepaid, and addressed to the respective parties hereto at their respective addresses shown below:

Contractor

Geokinetics USA, Inc.

Attn: Lynn Turner

1500 CityWest Blvd., Suite 800

Houston, Texas 77042

Telephone: (713) 850-7600

Fax: (713) 706-3749

Company

Armada Oil, Inc.

Attn: James J. Cerna

10777 Westheimer Road, Suite 1100

Houston, Texas 77042

Telephone: (800) 676-1006

Fax:

or at such other address as shall be designated in accordance with this Notice provision. Notices given by telex, telecopier, telefax, e-mail or other electronic means, or by commercial courier/messenger service, shall also be effective upon receipt.

22.2        Either Party may change its address for notice purposes at any time upon giving written notice specifying such new address and the effective date of such address change to the other Party, as provided above.

23.         APPLICABLE LAWS/DISPUTES

23.1.         (Applicable Law) This Master Agreement and all Supplemental Agreements hereto shall be interpreted and construed in accordance with the laws, both statutory and common law, of the State of Texas, excluding only those choice-of-law provisions which would require the law of some other jurisdiction to be applicable.

23.2        (Resolution of Disputes) All disputes between the Parties related to this Master Agreement or any Supplemental Agreement or the interpretation thereof shall be resolved by negotiation and mutual agreement, if possible. If resolution of any such dispute is not so resolved within thirty (30) days after it has arisen, and notice thereof has been given to the other Party, either Party may submit the matter to the applicable State District Court, or other appropriate court, of the State of Texas or, if applicable, a Federal District Court sitting in Harris County, State of Texas for final resolution, which court(s) shall have exclusive jurisdiction of all matters concerning this Agreement. The Parties hereby waive all venue objections they may have to the resolution of disputes in such courts.

24.         WAIVER

The rights herein given to either Party hereto may be exercised from time to time, singularly or in combination, and the waiver of one or more of such rights shall not be deemed to be a waiver of such rights in the future or of any one or more of the other rights which the exercising Party may have. No waiver of any breach of a term, provision or condition of this Master Agreement or any Supplement by one Party shall be deemed to have been made by the other Party, unless which waiver is expressed in writing and signed by an authorized representative of such Party, and the failure of either Party to insist upon the strict performance of any term, provision or condition of this Agreement or any Supplemental Agreement, or to exercise any option herein given, shall not be construed as a waiver or relinquishment in the future of the same or any other term, provision, condition or option.

25.         DEFAULT

25.1        In the event (i) either Party hereto, or the creditors of such Party, seek relief under any bankruptcy law, (ii) either Party should become insolvent or make an assignment for the benefit of creditors or file a voluntary petition of bankruptcy or (iii) receivership proceedings should be instituted against either Party, then the other Party shall have the right to terminate this Master Agreement, and/or the appropriate Supplemental Agreement, immediately and without penalty.

25.2        In the event either party fails to comply with any material term or provision hereof (any such action or condition being hereinafter referred to as “Default”), the other Party may terminate this Master Agreement, or the appropriate Supplemental Agreement, at its option exercisable at any time after twenty (20) days have elapsed after giving notice to the defaulting Party of such Default and the defaulting Party has failed, during such period, to cure such Default or to commence such cure to the reasonable satisfaction of the other Party.

26.         SURVIVAL OF TERMS

The termination of this Agreement, or any Supplemental Agreement concluded in connection with this Agreement, shall not release the Parties from obligations which, expressly or by their nature, survive the termination hereof beyond such termination. In particular, and as examples and not by way of limitation, each Party shall remain, notwithstanding the termination hereof or of any Supplemental Agreement, bound to their respective obligations arising under Clauses 5, 7, 8, 10, 12, 13, 17, 18 and 21 above.

27.         INUREMENT

Subject to Clause 16 above, this Master Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

28.         ENTIRE AGREEMENT/MODIFICATION

This Master Agreement together with each Supplemental Agreement, as written, embodies the entire contract between the Parties hereto with respect to the subject matter hereof and supersedes and replaces any previous agreement, oral or written, made and entered into between the Parties hereto respecting the Survey(s) to be performed hereunder. No modification of this Master Agreement or any Supplemental Agreement shall be valid unless in writing, referencing this Master Agreement or the applicable Supplemental Agreement and signed by an authorized representative of both Parties.

29.         COUNTERPARTS

This Master Agreement and any Supplemental Agreement may be executed in two (2) or more counterpart copies, each of which shall be deemed an original and together they shall constitute one and the same instrument. Faxed or telecopied signature pages shall be deemed an original provided that originally signed signature pages are exchanged timely.

IN WITNESS WHEREOF, the Parties hereto have executed this Master Agreement as of the day and year first above written.

COMPANY:	CONTRACTOR:
ARMADA OIL, INC.	GEOKINETICS USA, INC.

By:	By:

Name:	Name:	Lynn Turner

Title:	Title:	Vice President, North America

Date:	Date:

exhibit “a”

ENERGY SOURCE OPERATING DISTANCE CHART

COMMONLY USED AND ACCEPTED BY THE GEOPHYSICAL INDUSTRY

	Explosives Energy Source Charge size shown in pounds					Vibroseis

	5 or under	6 to 10	11 to 20	21 to 40	41 to 100

Pipeline less than 6” diameter	100’	140’	190’	230’	290’	300’

Pipeline 6” to 12” diameter	150’	215’	280’	350’	430’	300’

Pipeline greater than 12” diameter	200’	290’	380’	460’	580’	300’

Telephone line	40’	56’	76’	80’	115’	**

Railroad track or main paved highway	150’	215’	280’	350’	430’	**

Electric power line (shothole not to exceed 200’ depth)	TWO TIMES THE HOLE DEPTH

Water well, buildings, underground cistern	300’	430’	560’	700’	860’	300’

Note:	Whenever energy sources are placed closer than these distances, contractors and their clients may want to employ Peak Particle Monitoring.